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Exhibit 11

                         FINGERHUT COMPANIES, INC.
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Thirty-nine Weeks Ended
                              Sept. 25,    Sept. 26,    Sept. 25,    Sept. 26,
                                1998         1997         1998         1997
Basic

    Net earnings (a)         $  (15,118)  $   12,993   $    3,059   $   25,463

    Weighted average shares
     of common stock
     outstanding (b)         48,004,534   46,163,574   47,061,954   46,122,419

    Basic earnings per share
     of common stock (a/b)   $     (.31)  $      .28   $      .07   $      .55

Diluted

    Net earnings (c)         $  (15,118)  $   12,993   $    3,059   $   25,463
    Weighted average shares
     of common stock
     outstanding             48,004,534   46,163,574   47,061,954   46,122,419
    Common stock
     equivalents                      -    3,684,907            -    2,997,244

    Weighted average shares of
     common stock and common
     stock equivalents (d)   48,004,534   49,848,481   47,061,954   49,119,663
    Diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $     (.31)  $      .26   $      .07   $      .52


Common stock equivalents for earnings per share are computed by the treasury stock method using the average market price.
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